Exhibit 99.a

News Release

5 Sarnowski Drive, Glenville, New York 12302
(518) 377-3311 Fax: (518) 381-3668

Subsidiary: Trustco Bank

Contact:	Robert M. Leonard Executive Vice President and Chief Risk Officer (518) 381-3693

More good news: TrustCo announces significant increase in quarterly dividend

Glenville, New York – November 16, 2021

The Board of Directors of TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) on November 16, 2021 declared an increase in the quarterly cash dividend of 2.8% to $0.35 per share, or $1.40 per share on an annualized basis.   The dividend will be payable on January 3, 2022 to shareholders of record at the close of business on December 3, 2021.

Chairman, President, and Chief Executive Officer Robert J. McCormick said: “Corporate performance at the level achieved by TrustCo is the culmination of years of planning, hard work, grit, and determination.  These attributes have been the hallmarks of TrustCo as it has paid a dividend every year since 1904.  It is our distinct privilege to not only honor the century-long tradition of distributing a solid payout to our owners, but increasing it.  Our success made this increase possible.  We continue to cultivate new customers by providing top-level hometown service, leveraging technology, and expanding into new lending areas, as we have recently done in New York, Florida, and New Jersey.”

About TrustCo Bank Corp NY

TrustCo Bank Corp NY is a $6.1 billion savings and loan holding company. Through its subsidiary, Trustco Bank, Trustco operates 147 offices in New York, New Jersey, Vermont, Massachusetts and Florida. Trustco has a more than 100-year tradition of providing high-quality services, including a wide variety of deposit and loan products. In addition, Trustco Bank’s Financial Services Department offers a full range of investment services, retirement planning and trust and estate administration services. Trustco Bank is rated as one of the best performing savings banks in the country. The common shares of TrustCo are traded on the NASDAQ Global Select Market under the symbol TRST. For more information, visit www.trustcobank.com.

Safe Harbor Statement

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and such forward-looking statements are subject to factors that could cause actual results to differ materially from those discussed. Examples of these factors include, but are not limited to, the effect of the COVID-19 pandemic on our business, financial condition, liquidity and results of operations; the impact of the actions taken by governmental authorities to contain COVID-19 or address the impact of COVID-19 on the economy, and the effect of all of such items on our operations, liquidity and capital position, and on the financial condition of our borrowers and other customers, as well as other financial, operational and legal risks and uncertainties detailed from time to time in TrustCo’s cautionary statements contained in its filings with the Securities and Exchange Commission.

The forward-looking statements contained in this news release speak only as of today’s date. TrustCo disclaims any obligations to update forward-looking statements contained in this news release or in the above referenced reports, whether as a result of new information, future events or otherwise.